Exhibit 26(c)(iii)

BROKER AGREEMENT
*    *    *

This Broker Agreement (“Agreement”) is made and entered into this    day of     , 2016, by and between Prudential Investment Management Services LLC ("Distributor"), a Delaware limited liability company, and    ("Broker"), a    corporation.

WITNESSETH:

WHEREAS, The Prudential Insurance Company of America (the "Company") has established and maintains the Prudential Variable Contract Account GI-2 (the "Account"), a separate investment account, pursuant to the laws of New Jersey for the purpose of providing a choice of variable investment options under group life insurance contracts registered under a Registration Statement filed with the Securities and Exchange Commission ("SEC" or "Commission") on Form N-6 pursuant to the Securities Act of 1933, as amended (the "Securities Act"); and

WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940 (the "Investment Company Act"), and Distributor is a broker-dealer registered with the Commission under the Securities Exchange Act of 1934 (the "Exchange Act") and all States and other jurisdictions wherein it will distribute securities in accordance with the terms of this Agreement, with a membership in the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, Broker and Distributor, as the distributor of contracts of group variable life insurance (“Contracts”), or, as the case may be, contracts of participation in a trust to which Contracts are issued (collectively “GVUL Contracts”), wish to enter into an agreement to have Broker use its best efforts to sell GVUL Contracts.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

A.	Definitions

1.    The Funds - The Funds available now and in the future as investment options under the GVUL Contracts. All the Funds are open-end management investment companies registered under the Investment Company Act, shares of which are sold to the Account in connection with the sale of GVUL Contracts.

2.    Registration Statement - The registration statement and amendments thereto relating to the Contracts and the Account, including financial statements and all exhibits.

3.    Prospectus - The prospectus included within the Registration Statement referred to herein.

4.    Marketing Materials - The term “communications with the public" as defined in Rule 2210(a) of FINRA's Rules.

5.    Completed Sale - The issuance and delivery to a customer of a GVUL Contract, the payment by the customer of all premiums, deposits, or contributions required under the GVUL Contract, and the satisfaction of all conditions entitling the customer, by the terms of the GVUL Contract, to cancel or rescind such GVUL Contract (including the expiration of any applicable “free-look period”).

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B.	Agreements of Distributor

1.    Pursuant to the authority delegated to it by Company, Distributor hereby authorizes Broker during the term of this Agreement to solicit Requests for Group Insurance for, and to service existing holders of, GVUL Contracts provided that a Registration Statement is in effect relating to such GVUL Contracts and provided further that Broker has been notified in writing by Distributor that the GVUL Contracts are qualified for sale under all applicable securities and insurance laws of the state or jurisdiction in which the Requests for Group Insurance will be solicited by Broker.

2.    Distributor or the Company will take all actions necessary to effect and maintain registration or qualification of GVUL Contracts under securities and insurance laws of the States or other jurisdictions wherein the same are sold in accordance with the terms of this Agreement.

3.    Distributor or the Company during the term of this Agreement, will promptly notify Broker of the issuance of any stop order or similar suspension order pertaining to the Registration Statement or any amendments thereto by the SEC or any State or other jurisdiction, or the initiation of any proceedings for that purpose relating to the registration, qualification, and/or offering of GVUL Contracts and of any other action or circumstance that may prevent the lawful sale of GVUL Contracts in any state or jurisdiction.
4.    Distributor shall not hold itself out as an "associated person," as that term is defined in Section 3(a)(18) of the Exchange Act, of Broker in connection with activities covered under the Agreement and Distributor shall have full responsibility to supervise and control its “associated persons,” as that term is defined in the By-Laws of FINRA, either registered or unregistered.

C.	Agreements of Broker

1.    It is understood and agreed that Broker is a broker-dealer registered with the SEC under the Exchange Act with a FINRA membership in good standing, and that the representatives of Broker who will be soliciting Requests for Group Insurance for, or servicing existing holders of, GVUL Contracts also will be duly registered with FINRA through the Broker.

2.    Commencing at such time as Distributor and Broker mutually shall agree, Broker shall use its best efforts to find applicants for GVUL Contracts acceptable to Company. In meeting its obligation to use its best efforts to solicit applicants for GVUL Contracts, Broker shall, during the term of this Agreement, engage in the following activities:

(a)Continuously use only the Prospectus, prospectuses and statements of additional information relating to the Funds, and Marketing Materials, and any amendments or supplements thereto, that have been approved by Company, and all relevant regulatory authorities, and have been provided by Distributor;

(b)Establish and implement procedures reasonably designed to achieve compliance with applicable Federal and State securities laws and regulations, including the rules of FINRA, relating to the sales practices of its representatives; and

(c)Take reasonable steps to ensure that the various representatives registered through it with FINRA shall not make recommendations to applicants for GVUL Contracts.

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3.    All payments under GVUL Contracts collected by Broker shall be held at all times in a fiduciary capacity and shall be remitted promptly, together with such Requests for Group Insurance, forms and other required documentation to an office of the Company designated by the Company. Wire transfers in payment of premiums shall be designated to The Prudential Insurance Company of America. Broker acknowledges that Company retains the ultimate right to control the sale of GVUL Contracts and that Distributor or Company shall have the unconditional right to reject, in whole or part, any Request for Group Insurance for GVUL Contracts. If the Company or Distributor rejects a Request for Group Insurance, Company immediately will return all payments directly to the applicant and Broker will be promptly notified of such action. If any participant under the GVUL Contracts elects to return such GVUL Contract pursuant to Rule 6e-3(T)(b)(13)(viii) of the Investment Company Act or other applicable law, the participant will receive a refund of premium payments calculated in accordance with applicable law. Broker will be promptly notified of any such action.

4.    Broker shall act as a contractor independent of Distributor, and nothing contained here shall cause Broker to be an "associated person," as that term is defined in Section 3(a)(18) of the Exchange Act, of Company or Distributor in connection with the solicitation or servicing of GVUL Contracts. Broker shall not hold itself out to be an associated person of Company or Distributor in this connection or in any dealings with the public at large. Distributor shall have no supervisory responsibility for Broker, and Broker shall have full responsibility to supervise and control its “associated persons,” as that term is defined in the By-Laws of FINRA, either registered or unregistered.

5.    Broker agrees that any material it develops, approves or uses for sales, training, explanatory or other purposes in connection with the solicitation of Requests for Group Insurance for GVUL Contracts (other than general advertising materials which do not make specific reference to GVUL Contracts) will not be used without the prior written consent of Distributor and, where appropriate, the endorsement of Company to be obtained by Distributor. Distributor shall be responsible for securing and will secure all required regulatory approvals relating to such materials.

6.    Solicitation and service activities by Broker shall be undertaken only in accordance with applicable laws and regulations. No representative of Broker shall solicit Requests for Group Insurance for, or service existing holders of, GVUL Contracts until duly licensed and appointed by Company as a life insurance and variable contract broker or agent of Company in the appropriate states, commonwealths, or other jurisdictions. Broker shall ensure that such representatives fulfill any training requirements necessary to be so licensed. Broker understands and acknowledges that it is not authorized by Distributor or Company, except as otherwise provided for in this Agreement, to give any information or make any representation in connection with this Agreement or the offering or servicing of GVUL Contracts other than those contained in the Prospectus, the prospectuses and statements of additional information for the Funds, or other Marketing Materials, as supplemented or amended, unless authorized in writing by Distributor or Company.

7.    Broker shall not have authority on behalf of Distributor or Company to: (1) make, alter or discharge GVUL Contracts, or any other form used in connection with the GVUL Contracts; (2) waive any forfeiture, extend the time of paying any premium; or (3) receive any monies or premiums due, or to become due, to Company, except as set forth in this Agreement. Broker shall not expend, nor contract for the expenditure of funds of Distributor, nor shall Broker possess or exercise any authority on behalf of Distributor by this Agreement, except as otherwise provided for in this Agreement.

8.    Broker shall have the responsibility for maintaining the records of its representatives that are licensed, registered, and otherwise qualified to sell or service GVUL Contracts. Broker shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts, and records of the Account, Company, Distributor, and Broker relating to the sale and service of GVUL Contracts shall be maintained so as to disclose clearly and accurately the nature and details of each

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transaction. Copies of all records maintained by Broker in connection with this Agreement shall be made available to and such copies shall become the property of the Distributor upon its written request therefor. Nothing in this Section shall be interpreted to prevent the Broker from retaining any such other records which Broker, in its discretion, deems necessary or desirable to keep. Broker shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if Company has authorized such disclosure, or if such disclosure is requested by any Federal, State, or other regulatory authorities, or by any court of competent jurisdiction.

D.	Use of Insurance Agency Affiliate

Distributor acknowledges that representatives of Broker engaged in the solicitation of Purchases and other sales activities involving GVUL Contracts may be employees of an insurance agency affiliate of Broker (any such, an “Insurance Agency Affiliate”). Under such circumstances, Broker agrees: (a) that no Insurance Agency Affiliate will be engaged in the solicitation of Purchases and other sales activities involving GVUL Contracts unless it has a valid Insurance License in each of the applicable Sales Jurisdictions; (b) that any Insurance Agency Affiliate will be an associated person, as defined in Section 3(a)(18) of the Exchange Act, (“Associated Person”) of Broker and will be indicated as either a “branch office” or “office of supervisory jurisdiction” (OSJ) of Broker on any forms required to be filed by Broker with any governmental entity or self-regulatory organization; (c) that Broker will retain full responsibility for compliance with all applicable federal and state securities laws and insurance laws and Broker will continue to fulfill each of the obligations under this Agreement; (d) that any books and records relating to the sale of GVUL Contracts maintained by the Insurance Agency Affiliate will be deemed, for purposes of the Exchange Act, to be books and records of the Broker and will conform to the requirements of Section 17 of the Exchange Act and the rules issued thereunder; (e) that the manner in which the books and records of Broker and Insurance Agency Affiliate are developed and maintained will permit supervisory personnel of Broker, authorized examiners of the Securities and Exchange Commission (“SEC”), and authorized examiners of any other appropriate governmental agency or self-regulatory organization, to review data concerning transactions effected through Insurance Agency Affiliate to the same extent as if effected through Broker itself; and (f) that no Insurance Agency Affiliate will receive or accumulate deposits, premiums, or contributions intended to be made under any GVUL Contract, but, rather, all such deposits, premiums, or contributions will be made directly from the customer to the Company.

E.	Commissions and Expenses

1.    For any particular transaction, the amount of the commission to be paid to Broker, if any, will be the amount agreed to in a writing signed by Broker and by Distributor or the Company during the negotiations for the issuance and delivery of the GVUL Contract or will be the amount derived from the Requests for Group Insurance of the commission rate or commission formula set forth in such a writing.

2.    Unless otherwise indicated to the contrary in a writing signed by Broker and by Distributor or the Company during the negotiations for the issuance and delivery of the GVUL Contract:

(a)a commission shall be deemed earned by Broker or Insurance Agency Affiliate only at such time as a Completed Sale has occurred;

(b)the commission shall be payable by Distributor within a reasonable time following the occurrence of a Completed Sale;

(c)neither Distributor nor Company shall be obligated to pay a commission or any other form of compensation or remuneration to the Broker, or any employee or affiliate of the Broker in connection with any of the following: (i) any solicitations, negotiations, or transactions that do not lead to a Completed Sale; or involving a GVUL Contract as to which Broker is not the procuring cause (even if the

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purchaser is one for whom Broker may have previously procured GVUL Contracts); (ii) the issuance or delivery of any insurance contracts or other agreements that are not GVUL Contracts; (iii) the issuance or delivery of any GVUL Contracts that are subsequently canceled or rescinded by the customer in accordance with the express terms of the GVUL Contract regardless of the reason therefor; or
(iv) transactions involving sales jurisdictions in which such payments may not legally be paid.

(d)Broker’s rights to receive a Commission (or remaining portion of a Commission) shall survive the expiration or effective date of the termination of this Agreement if and only if: (i) the Commission is payable as a result of a Completed Sale occurring prior to the expiration or effective date of the termination of this Agreement; or (ii) the terms of a writing signed by Broker and by Distributor or the Company during the negotiations for the issuance and delivery of a GVUL Contract provide for the payment of a commission for the transaction in question prior to the occurrence of a Completed Sale and all conditions precedent to the payment of the commission that are specified in such writing have been satisfied as of the expiration or effective date of the termination of this Agreement.

3.    Neither Broker nor any of its representatives shall have an interest in any compensation paid by the Company to Distributor, now or hereafter, in connection with the sale or service of any GVUL Contracts.

4.    Broker shall be responsible for all expenses it incurs with respect to performing the services provided for in this Agreement.

5.    Broker may, by written notice to Distributor, direct Distributor to pay all or any portion of any commission to an Insurance Agency Affiliate. No portion of the Commission shall be payable to any Insurance Agency Affiliate until after Broker has furnished Distributor and the Company with, or the Distributor or the Company have independently obtained, evidence satisfactory to Distributor and the Company that: (a) the Insurance Agency Affiliate holds a valid Insurance License in each of the applicable Sales Jurisdictions; (b) the Insurance Agency Affiliate has been appointed as an insurance agent of the Company to the extent required by the applicable laws; and (c) the Insurance Agency Affiliate is an Associated Person of Broker. Until such time as Broker shall hold a valid insurance license in any jurisdiction, Broker shall direct Distributor in writing to pay all of any commission otherwise payable to Broker directly to an Insurance Agency Affiliate that holds a valid insurance license in the jurisdiction in question and that is an Associated Person of Broker.

6.    For the avoidance of doubt, as required by FINRA Rule 2320, any sales commission must be returned to the Company if a GVUL Contract is tendered for redemption within seven business days after acceptance of the contract application or any other longer period set forth in the prospectus or in any other applicable law.

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F.	Complaints and Investigations

Broker and Distributor jointly agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with GVUL Contracts sold and serviced under this Agreement. Broker and Distributor further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Broker, Distributor, their affiliates and their representatives to the extent that such investigation or proceeding is in connection with GVUL Contracts sold and serviced under this Agreement. Broker shall furnish applicable regulatory authorities with any information or reports in connection with its services under this Agreement that such authorities may request to ascertain whether Company's operations are being, or have been, conducted, during the term of this Agreement, in a manner consistent with any applicable law or regulation.

G.	Term and Termination

1.    This Agreement shall continue in force for one (1) year from its effective date and thereafter shall automatically be renewed every year for a further one (1) year period; provided that either party may unilaterally terminate this Agreement without penalty upon thirty (30) calendar days written notice to the other party of its intention to do so.

2.    Upon termination of this Agreement, all authorizations, rights and obligations shall cease except: (a) the agreements contained in Section F. hereof; (b) the indemnity set forth in Section I. hereof; and (c) the obligation to settle accounts hereunder, including forwarding any applicable premiums subsequently received for GVUL Contracts in effect at the time of termination or issued pursuant to Requests for Group Insurance received by Broker before termination.

H.	Privacy

1.    Each party acknowledges that it may be provided with Non-Public Personal Information (as defined in Regulation S-P under the Securities Exchange Act of 1934, as amended (“Regulation S-P”)) resulting from transactions or services in connection with products sold under this Agreement. Each party agrees that it shall comply with all federal, state, provincial and local laws and regulations relating to privacy and the use or disclosure of such Non-Public Personal Information. Without limiting the foregoing, Non-Public Personal Information shall not be used or disclosed, without the prior consent of the contractholder, except: (i) for the purposes for which such information was received; (ii) in accordance with the exceptions specifically permitted by Regulation S-P; or (iii) as may be required by law. Only those employees that have a business need for Non-Public Personal Information will be given access to that information.

2.    Each party represents and warrants that it has implemented and agrees that it will maintain an effective information security program to protect Non-Public Personal Information, which program includes administrative, technical, and physical safeguards: (i) to insure the security and confidentiality of Non-Public Personal Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of such Non-Public Personal Information; and (iii) to protect against unauthorized access to or use of Non-Public Personal Information which could result in substantial harm or inconvenience to either party or other affiliates, or to customers of any of them.

I.	Anti-Money Laundering

1.    Broker represents and warrants that it is obligated to comply with U.S. anti-money laundering laws and regulations, including obligations currently imposed or that may be imposed on Broker and that it will maintain policies, procedures and internal controls (an “AML Program”) reasonably designed to prevent any sale of a GVUL Contract from being used to facilitate money laundering or to finance terrorist activities, or to the extent practicable, to detect and appropriately report such activity if it does

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occur. Furthermore, in connection with any sale of a GVUL Contract, Broker’s AML Program will ensure compliance with the all applicable AML regulations, including but not limited to the provisions of the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001) and its implementing regulations.

2.    Broker agrees not to sell a GVUL Contract to any investor listed on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of prohibited persons, entities, and countries, or in any transaction prohibited under the economic sanctions laws and regulations administered by OFAC, or to any investor or in any transaction prohibited under any other applicable law or regulation.

3.    Broker will permit inspection of its AML Program by any U.S. federal regulatory or law enforcement agency having jurisdiction and will make available to examiners from such agencies such records and information as they may request relating thereto.

4.    Upon request, Broker will provide PIMS information and documents to enable PIMS to monitor the operation and assess the effectiveness of Broker’s AML Program in connection with the sale of GVUL Contracts. Without limiting the foregoing, upon request, Broker will provide PIMS with evidence of its due diligence or as may be required under Broker’s AML Program or as may be required under applicable sections of the USA PATRIOT Act. Broker will retain its original records of such due diligence in accordance with the record retention requirements of the USA PATRIOT Act.

5.    As required by applicable law, including but not limited to the USA PATRIOT Act, Broker confirms that it has provided AML training to all of its registered representatives who may be selling GVUL Contracts.

J.	Indemnity

1.    Broker and Distributor shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

2.    Distributor agrees to indemnify and hold harmless Broker, each current or former officer or director of Broker, and any person who controls or is controlled by Broker against any loss, claim, damage or liability, joint or several, to which Broker, each current or former officer or director of Broker, and any person who controls or is controlled by Broker, may become subject, under the Securities Act, the Exchange Act, any other Federal statutory law or regulation, and any State or other statutory law or regulation, insofar as such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of, or omission or alleged omission to state, a material fact contained in the Registration Statement, or any post-effective amendment thereof, or in the Prospectus, or any amendment or supplement to thereto, or any Marketing Material provided by Company or by Distributor, required to be stated therein or necessary to make the statements therein not misleading.

3.    Broker agrees to indemnify and hold harmless Company and Distributor and each of their current and former directors and officers and each person, if any, who controls or has controlled by Company and Distributor within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities to which Company and Distributor and any such director or officer, or person who controls or is controlled by Company and Distributor, may become subject, under the Securities Act, the Exchange Act , any other Federal statutory law or regulation, and any State or other statutory law or regulation, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

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(a)Any unauthorized use of Marketing Materials or any verbal or written misrepresentations or any unlawful sales practices concerning GVUL Contracts by Broker or its officers, employees or representatives, including personnel of Insurance Agency Affiliates;

(b)Claims by representatives or employees of Broker and/or Insurance Agency Affiliates for commissions, service fees, development allowances or other compensation or remuneration of any type; or

(c)The failure of Broker, its officers, employees, or representatives, including personnel of Insurance Agency Affiliates, to comply with the provisions of this Agreement.

4.    Broker will reimburse Company and Distributor and Distributor will reimburse Broker and any current or former director or officer of the foregoing, or any person who controls or is controlled by either, for any legal or other expenses reasonably incurred by such persons or any current or former director, officer, or any person who controls or is controlled such persons, in connection with investigating or defending against any actions described in this section, including any investigation or proceeding by a governmental agency or body, commenced or threatened. This indemnity provision will be in addition to any liability which Broker and Distributor may otherwise have.

5.    With respect to the indemnification provided under this section, the indemnified party shall have the right to employ its own counsel in any such action with such fees and expenses being subject to the reimbursement by the indemnifying party provided above.

K.	Warranties

Each party to this Agreement warrants to the other party as follows:

1.    It has full power and authority to execute and deliver this Agreement and to perform and observe the provisions herein;

2.    The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate or other actions and do not and will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting such party or its assets;

3.    This Agreement has been duly and properly executed and delivered by such party and constitutes a legal, valid, and binding obligation of such party enforceable in accordance with its terms; and

4.    It is not the subject of any enforcement or other administrative action by the Commission, FINRA, or the securities administrator (or securities commission) or insurance administrator (or insurance commission) of any State wherein it is registered as a broker-dealer or agent, as the case may be, which has resulted in the suspension or revocation of the broker-dealer or agent registration of Distributor or Broker by the Commission, FINRA, or under the securities law or the insurance law of any such State, and it is not aware, as of the date of this Agreement, of any proposed action by the Commission, FINRA, or any such securities administrator (or securities commission) or insurance administrator (or insurance commission) which could result in the suspension or revocation of the broker-dealer or agent registration of Distributor or Broker thereunder. Distributor and Broker are not operating under any restriction or limitation imposed upon their respective broker-dealer or agent registration by the Commission, FINRA, or under the securities law or the insurance law of any State wherein they are so registered which could adversely affect the ability of Distributor or Broker to perform under the terms of this Agreement and the parties are not aware, as of the date of this Agreement, of any pending or proposed action under by the Commission, FINRA, or under the securities law or the insurance law of any such State which could

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result in the imposition of any such restriction or limitation upon the broker-dealer or agent registration of the parties thereunder.

L.	Binding Nature; Assignability

This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; provided, however, that a party hereto may not assign any rights, obligations, or liabilities hereunder without the prior written consent of the other parties.

M.	Captions

All captions used in this Agreement are for convenience only, are not a part hereof, and are not to be used in construing or interpreting any aspect hereof.

N.	Amendments; Modifications

This Agreement may not be amended or modified except by the express written consent of the parties hereto. No waiver of any provision of this Agreement may be implied from any course of dealing between or among any of the parties hereto or from failure by any party hereto to assert its rights under this Agreement on any occasion or series of occasions.

O.	Entire Understanding

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

P.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRUDENTIAL INVESTMENT                     BROKER
MANAGEMENT SERVICES LLC

By:___________________________                    By:___________________

Name:_________________________                    Name:_________________

Title:__________________________                    Title:__________________

Date:__________________________                    Date:__________________

ed. 1/15

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